                                                                    EXHIBIT 10.2


                          PLAN AND AGREEMENT OF MERGER

                                      AND

                            STOCK PURCHASE AGREEMENT

                                     AMONG

                            THE METZLER GROUP, INC.,
                            A DELAWARE CORPORATION,

                              RMI ACQUISITION CO.,
                            A DELAWARE CORPORATION,


                    RESOURCE MANAGEMENT INTERNATIONAL, INC.,
                           A CALIFORNIA CORPORATION,

                                      AND

       ALL OF THE SHAREHOLDERS OF RESOURCE MANAGEMENT INTERNATIONAL, INC.


                           DATED AS OF JULY 31, 1997

                               TABLE OF CONTENTS

                                                                            PAGE

RECITALS.................................................................... 1

AGREEMENT................................................................... 1
     1.   DEFINITIONS....................................................... 2
     2.   STOCK PURCHASE AND MERGER......................................... 7
          2.1.   Stock Purchase and Merger.................................. 7
                 (a)    Purchase and Sale of Shares......................... 7
                 (b)    The Merger.......................................... 8
          2.2.   Closing.................................................... 8
          2.3.   Effects of the Merger...................................... 8
          2.4.   Articles of Incorporation and By-Laws...................... 9
          2.5.   Directors and Officers..................................... 9
          2.6.   Conversion of Securities................................... 9
          2.7.   Closing of Company Transfer Books.......................... 9
          2.8.   Exchange of Certificates................................... 9
          2.9.   Rights of the Company Shareholders........................ 10
          2.10.  Taking of Necessary Action; Further Action................ 10
          2.11.  Share Escrow.............................................. 11
          2.12.  Shareholders' Representative.............................. 11
     3.   REPRESENTATIONS AND WARRANTIES................................... 13
          3.1.   Representations and Warranties of the RMI Shareholders.... 13
          3.2.   Representations and Warranties Concerning the Company..... 15
                 (a)    Organization, Qualification and Corporate Power.... 15
                 (b)    Authorization of Transaction....................... 15
                 (c)    Noncontravention................................... 16
                 (d)    Capitalization..................................... 16
                 (e)    Subsidiaries....................................... 17
                 (f)    Financial Statements; Books and Records............ 17
                 (g)    Recent Events...................................... 18
                 (h)    Undisclosed Liabilities............................ 19
                 (i)    Tax Matters........................................ 20
                 (j)    Title and Condition of Properties.................. 21
                        (i)     Owned Real Property........................ 21
                        (ii)    Leased Real Property....................... 24
                        (iii)   Title to Assets............................ 24
                        (iv)    Condition and Sufficiency of Assets........ 24
                 (k)    Intellectual Property.............................. 25
                 (l)    Contracts.......................................... 27
                 (m)    Notes and Accounts Receivable...................... 29



                                       i

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                 (n)    Powers of Attorney; Bank Accounts.................. 29
                 (o)    Litigation......................................... 29
                 (p)    Employees; Employment Matters...................... 30
                 (q)    Employee Benefit Plans............................. 31
                 (r)    Licenses, Permits and Approvals.................... 34
                 (s)    Unlawful Payments.................................. 34
                 (t)    Compliance with Laws............................... 35
                 (u)    Suppliers and Clients.............................. 35
                 (v)    Insurance.......................................... 35
                 (w)    Warranty........................................... 36
                 (x)    Transaction-Related Tax and Accounting Matters..... 36
                 (y)    Brokers' Fees...................................... 36
                 (z)    Potential Conflicts of Interest.................... 36
                 (aa)   Disclosure......................................... 36
          3.3.   Representations and Warranties of Acquisition
                 and Metzler............................................... 37
                 (a)    Organization....................................... 37
                 (b)    Authorization of Transaction....................... 37
                 (c)    Noncontravention................................... 37
                 (d)    Metzler Common..................................... 38
                 (e)    Brokers' Fees...................................... 38
                 (f)    Commission Filings................................. 38
                 (g)    Capital Structure.................................. 39
                 (h)    No Material Adverse Changes........................ 39
                 (i)    Transaction-Related Tax and Accounting
                        Matters............................................ 39
                 (j)    Continuity of Business............................. 39
     4.   CONDITIONS....................................................... 40
          4.1.   Conditions to Obligation of Metzler and
                 Acquisition............................................... 40
          4.2.   Conditions to Obligations of the Company and the
                 Shareholders ............................................. 42
     5.   ADDITIONAL AGREEMENTS............................................ 43
          5.1.   Post-Merger Covenants..................................... 43
                 (a)    General............................................ 43
                 (b)    Transition......................................... 43
                 (c)    Confidentiality.................................... 44
                 (d)    Transfer of Metzler Common......................... 44
                 (e)    Transaction-Related Tax Matters.................... 45
          5.2.   Waiver and Release........................................ 45
          5.3.   Indemnification........................................... 46
                 (a)    Survival Periods Generally......................... 46
                 (b)    Indemnification by the Shareholders................ 46
                 (c)    Certain Limits On and Provisions
                        Relating to Shareholders' Indemnification.......... 47
                 (d)    Matters Involving Third Parties.................... 47
                 (e)    No Contribution.................................... 48
          5.4.   Dispute Resolution Regarding Indemnification.............. 48
          5.5.   Arbitration............................................... 48



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          5.6.   Miscellaneous............................................. 50
                 (a)    Press Releases and Announcements................... 50
                 (b)    No Third Party Beneficiaries....................... 50
                 (c)    Entire Agreement................................... 50
                 (d)    Succession and Assignment.......................... 50
                 (e)    Counterparts....................................... 50
                 (f)    Notices............................................ 50
                 (g)    Governing Law...................................... 51
                 (h)    Amendments and Waivers............................. 51
                 (i)    Severability....................................... 52
                 (j)    Expenses........................................... 52
                 (k)    Construction....................................... 52
                 (l)    Incorporation of Exhibits and Schedules............ 53
                 (m)    Directly or Indirectly............................. 53




                                      iii

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                                    EXHIBITS


Exhibit A        California Merger Agreement
Exhibit B        Delaware Certificate of Merger
Exhibit C        Form of Escrow Agreement
Exhibit D        Form of Opinion of Shareholder/Company Counsel
Exhibit E        Form of Registration Agreement
Exhibit F        Form of Opinion of Metzler's Counsel


                           RMI  DISCLOSURE  SCHEDULE

                                OTHER SCHEDULES

Schedule 4.2(k) Options to be Issued































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                          PLAN AND AGREEMENT OF MERGER
                                      AND
                            STOCK PURCHASE AGREEMENT

     THIS PLAN AND AGREEMENT OF MERGER AND STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of July 31, 1997, by and among The Metzler Group, Inc., a Delaware corporation ("METZLER"), RMI Acquisition Co., a Delaware corporation and wholly-owned, direct subsidiary of Metzler ("ACQUISITION"), Resource Management International, Inc., a California corporation ("RMI" or the "COMPANY"), and the RMI Shareholders (as herein defined). Metzler, Acquisition, the Company, the RMI Shareholders are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

     A. Metzler desires to purchase and the Selling Shareholders (as defined herein) desire to sell the Purchased Shares (as defined herein) pursuant to the terms of Section 2.1(a) (the "SHARE PURCHASE").

     B. The respective boards of directors of Metzler, Acquisition and the Company have approved the transactions contemplated herein, as applicable, and have determined that it is desirable and in their respective best interests to consummate the merger described in Section 2.1(b) (the "MERGER") immediately after Metzler and the Selling Shareholders consummate the Share Purchase.

     C. As a result of the Merger, Acquisition will be merged with and into the Company, all of the outstanding capital stock of the Company will be converted into the right to receive common stock of Metzler, and the Company will be the surviving corporation, all on the terms and subject to the conditions set forth in this Agreement.

     D. For federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein).

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

                                1.  DEFINITIONS

     "AFFILIATE" means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise.

     "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code.

     "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, Security Interests, losses, expenses, and fees, including all attorneys' fees and court costs.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "CGCL" means the California General Corporation Law.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMISSION" means the Securities and Exchange Commission or any successor agency.

     "COMPANY COMMON" means the Company's Common Stock, no par value per share, whether Class A Voting Stock or Class B Non-voting Stock.

     "COMPANY SHARES OUTSTANDING" means the sum of (i) the number of shares of Company Common actually issued and outstanding as of the Effective Time, plus
(ii) the number of shares of Company Common obtainable upon exercise of all options or other contractual rights to acquire Company Common outstanding as of the Effective Time, plus (iii) the number of shares of Company Common obtainable upon the conversion of all convertible Company securities outstanding as of the Effective Time, or issuable upon exercise of options to acquire such convertible Company securities (whether or not such options or convertible Company securities are at that time then vested or exercisable).

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of a Party other than any such information that (i) is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Person to whom disclosure has been made) or (ii) has been acquired or developed independent from such Party.

     "DETERMINATION DATE" means the second trading day prior to the Closing.

     "DGCL" means the Delaware General Corporation Law.




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     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "ERISA AFFILIATE" means any corporation or other business entity that is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXISTING COMPANY DOCUMENTS" means, collectively, the Shareholders Agreement made as of May 29, 1997 by and between RMI and Robert Atwater, the Shareholders Agreement made as of November 1, 1989 by and between RMI and John Burke, the Shareholders Agreement made as of November 15, 1989 by and between RMI and Richard Foltz, the Shareholders Agreement made as of October 19, 1989 by and between RMI and John S. Forman, the Shareholders Agreement made as of November 27, 1989 by and between RMI and Larry R. Gawlik, the Shareholders Agreement made as of May 15, 1995 by and between RMI and Herbert W. Greydanus, the Shareholders Agreement made as of October 18, 1989 by and between RMI and Lloyd H. Harvego, the Shareholders Agreement made as of October 9, 1989 by and between RMI and Maurice A. Kruth, the Shareholders Agreement made as of October 18, 1989 by and between RMI and Ronald O. Nichols and the Shareholders Agreement made as of February 1, 1995 by and between RMI and Robert A. Olson.

     "GAAP" means generally accepted accounting principles in the U.S., as in effect from time to time.

     "HAZARDOUS MATERIAL" shall mean any of the following: asbestos, asbestos-containing materials, polychlorinated biphenyls ("PCBS"), petroleum products (other than petroleum products used in the normal course to the extent they are not released) and any other hazardous, special or toxic materials, wastes and substances which are defined, determined or identified as such in any federal, state or local laws, rules, regulations, ordinances, orders, codes or statutes, in each case as amended (whether now existing or hereafter enacted or promulgated including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any other governmental entity with jurisdiction over the Owned Real Property or any part thereof, concerning such hazardous, special or toxic materials, wastes or substance or any judicial or administrative interpretation of such laws, rules or regulations (all of the foregoing being herein collectively called "ENVIRONMENTAL LAWS").

     "INDEBTEDNESS" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such entity, and in any event, regardless of how classified in accordance with GAAP, shall include (i) all


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


obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (iv) capitalized lease obligations.

     "INTELLECTUAL PROPERTY" means any and all of the following which is owned by, licensed by, licensed to, used or held for use by the Company (including all copies and embodiments thereof, in electronic, written or other media): (i) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names (including the name "Resource Management International") and all applications to register the same (the "TRADEMARKS");
(ii) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (the "PATENTS"); (iii) all registered and unregistered copyrights, mask work rights and all applications to register the same (the "COPYRIGHTS"); (iv) all computer software and databases owned or used (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) by the Company or under development for the Company by third parties (the "SOFTWARE"); (v) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, client and supplier lists and information and other confidential and proprietary information ("PROPRIETARY RIGHTS"); (vi) all licenses and agreements pursuant to which the Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) ("LICENSES-IN"); and (vii) all licenses and agreements pursuant to which the Company has licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights ("LICENSES-OUT").

     "KNOWLEDGE" and its derivatives mean or refer to, in the case of any individual, knowledge that a reasonable person under similar circumstances would have after diligent investigation and inquiry, and in the case of a corporation, the knowledge (under the same standard as described immediately above) of the directors, executive officers (vice president and above) and Shareholders of the corporation and the employees having responsibility for the particular subject matter at issue. "ACTUAL KNOWLEDGE" and its derivatives shall mean or refer to Knowledge as defined, provided that Actual Knowledge shall not include any Knowledge which would be obtainable only after investigation and inquiry of parties other than the individual, in the case of individual knowledge, or, as to a corporation, investigation and inquiry of persons other than the directors, executive officers (vice president and above) and, in the case of a private corporation, its shareholders.

     "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including any liability for Taxes.


                                      4
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     "MATERIAL ADVERSE EFFECT" means a material adverse effect or impact upon:
(i) the assets, financial position, results of operations, business, or prospects of the Company and its subsidiaries, taken as a whole, or (ii) on the ability of the Parties to consummate the transactions contemplated hereby.

     "METZLER COMMON" means the Common Stock, par value $0.001 per share, of Metzler.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency) of the Company, Metzler, Acquisition or the Surviving Corporation, respectively, as the context herein may require.

     "PERSON" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

     "PLANS" means: (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, consultant, or independent contractor of the Company or any ERISA Affiliate of the Company and (a) to which the Company or any ERISA Affiliate of the Company is or has been a party or by which any of them is or has been bound or (b) with respect to which the Company or any ERISA Affiliate of the Company has made any payments or contributions since December 31, 1990 or (c) to which the Company or any ERISA Affiliate of the Company may otherwise have any liability (including any such plan or arrangement formerly maintained by the Company or any ERISA Affiliate of the Company).

     "PRO RATA PERCENTAGE" means, with respect to each Shareholder, the percentage equivalent of a fraction, the numerator of which shall be the number of shares of Metzler Common to be issued to such Shareholder in the Merger, and the denominator of which shall be the total number of shares of Metzler Common issued to all Shareholders.

     "RMI SHAREHOLDERS" means the Selling Shareholders and the Shareholders .

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, charge, lien or other encumbrance or right of any third party.

     "SELLING SHAREHOLDERS" means the following persons: Richard A. Atwater, John C. Burke, Richard Foltz, John S. Forman, Herbert W. Greydanus, Maurice A. Kruth, and Robert A. Olson.




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

     "SHAREHOLDERS" means the following persons: Lloyd H. Harvego, Ronald O. Nichols, and Larry R. Gawlik.

     "SUBSIDIARY" means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which another Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

     "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                          INDEX TO OTHER DEFINED TERMS
                          ----------------------------

     Term                                       Section Reference
     ----                                       -----------------

     Acquiring Parties .......................  5.3(b)
     California Merger Agreement .............  2.1
     California Department ...................  2.1
     Closing .................................  2.2
     Delaware Certificate of Merger ..........  2.1
     Delaware Department .....................  2.1
     COBRA ...................................  3.2(p)(iv)
     Effective Time ..........................  2.1
     Escrow Agreement ........................  2.11
     Escrow Fund .............................  2.11
     Escrow Shares ...........................  2.8
     Exchange Ratio ..........................  2.6(a)
     Financial Statements ....................  3.2(f)(i)
     Fixed Rate Engagements ..................  3.2(l)
     Indemnified Party .......................  5.3(d)(i)
     Indemnifying Party ......................  5.3(d)(i)
     Latest Balance Sheet ....................  3.2(f)(i)
     Latest Balance Sheet Date ...............  3.2(h)
     Litigation ..............................  3.2(o)
     Lock-Up Period ..........................  5.1(d)(iii)
     Merger...................................  Recital B





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     Metzler Adverse Effect ..................  3.3(c)
     Metzler Financial Statements ............  3.3(f)
     Metzler Indemnifiable Losses ............  5.3(b)
     Metzler Preferred Stock .................  3.3(g)(i)
     Metzler Representations .................  5.3(a)
     Metzler SEC Reports .....................  3.3(f)
     Most Recent Fiscal Year End .............  3.2(f)(i)
     Non-Competition Agreements ..............  4.1(f)
     Other Agreements ........................  2.12(b)
     Owned Real Property .....................  3.2(j)(1)
     Party, Parties ..........................  Preamble
     Pension Plan ............................  3.2(q)
     Pooling Letter ..........................  3.1(g)
     Pre-Collected Revenue ...................  3.2(l)
     Property Leases .........................  3.2(j)(ii)
     Purchase Price ..........................  2.1(a)
     Purchased Shares ........................  2.1(a)
     Registration Agreement ..................  4.1(m)
     Related Agreements ......................  3.1(b)
     Released Claims .........................  5.2
     Released Parties ........................  5.2
     Releasing Parties .......................  5.2
     RMI Disclosure Schedule .................  3.1
     RMI Representations .....................  5.3(a)(i)
     Share Purchase ..........................  Recital A
     Shareholder Individual Representations ..  5.3(b)
     Shareholders' Representative ............  2.12(a)
     Survival Period .........................  5.3(a)(i)
     Surviving Corporation ...................  2.3(a)
     Third Party Claim .......................  5.3(d)


                        2.  STOCK PURCHASE AND MERGER

     2.1. Stock Purchase and Merger.

          (a) Purchase and Sale of Shares. Prior to the consummation of the Merger in Section 2.1(b), and subject to the terms and conditions of this Agreement, Metzler agrees to purchase, and the Selling Shareholders agree to sell, the number of Company Common opposite each such Selling Shareholder's name on the signature page of this Agreement. The "PURCHASE PRICE" for the Company Common purchased and sold pursuant to this Section 2.1(b) (the "PURCHASED SHARES") shall be calculated as follows: each Selling Shareholder shall receive an amount equal to the product of: (i) the number of shares of Company Common held by him times (ii) the Exchange Ratio times (iii) $35.25 (the closing price of Metzler Common on July 31, 1997). Upon each Selling Shareholder's delivery to Metzler of duly-endorsed certificates representing all of such Selling Shareholder's shares of Company Common, Metzler shall pay each such Selling

Shareholder his Purchase Price by cashiers check or wire transfer within three
(3) business days after the Closing.

          (b)   The Merger.

                In connection with the Merger, the respective boards of directors and stockholders of Acquisition and the Company have, by resolutions duly adopted, approved the following provisions of this Article 2 as the Plan of Reorganization within the meaning of Section 368(a) of the Code and as a "Merger Agreement" within the meaning of Section 1101 of the CGCL and as an "Agreement of Merger" within the meaning of Section 252 of the DGCL.

                Immediately after the consummation of the Share Purchase, and subject to the provisions of this Agreement, an Agreement of Merger as required by Section 1101 of the CGCL, together with an officer's certificate of each of Acquisition and the Company (collectively the "CALIFORNIA MERGER AGREEMENT") attached hereto as Exhibit A, shall be duly prepared, executed and acknowledged by the Company, Acquisition and such other parties as may be appropriate, and thereafter the California Merger Agreement shall be delivered to the Secretary of State of the State of California (the "CALIFORNIA DEPARTMENT"), as provided in Section 1103 of the CGCL, for filing as soon as practicable on or after the date on which the Closing occurs. Simultaneously with filing in the State of California and subject to the provisions of this Agreement, an Agreement of Merger as required by Section 252 of the DGCL, together with an officer's certificate of each of Acquisition, Metzler and the Company (collectively the "DELAWARE CERTIFICATE OF MERGER") attached hereto as Exhibit B, shall be duly prepared, executed and acknowledged by the Company, Acquisition and such other parties as may be appropriate, and thereafter the Delaware Certificate of Merger shall be delivered to the Department of State of the State of Delaware (the "DELAWARE DEPARTMENT"), as provided in Section 252 of the DGCL, for filing as soon as practicable on or after the date on which the Closing occurs. The Merger shall become effective on August 1, 1997 at 5:00 p.m. Eastern Time (the "EFFECTIVE TIME").

  2.2. Closing. The closing of the Share Purchase and the Merger (the "CLOSING") will take place commencing at 10:00 a.m. on August 1, 1997, or as soon as practicable after the closing conditions set forth in Article 4 have been met or waived as provided in Article 4, at the offices of Downey Brand Seymour & Rohwer LLP, 555 Capitol Mall, Suite 1000, Sacramento, California, unless another time, date or place is agreed to by the Parties.

  2.3. Effects of the Merger.

       (a) At the Effective Time, the separate corporate existence of Acquisition shall cease and Acquisition shall be merged with and into the Company and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), under the name "Resource Management International, Inc." shall continue its corporate existence under the laws of the State of California.

       (b) At and after the Effective Time, the Merger will have the effects set forth in Chapters 11 and 12 of the CGCL and in Subchapter IX of Title 8 of the DGCL.





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






  2.4. Articles of Incorporation and By-Laws. The amended Articles of Incorporation and Amended By-Laws of RMI, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Articles of Incorporation and By-Laws until amended as provided therein and under the CGCL.

  2.5. Directors and Officers. The directors of Acquisition holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The statutory officers (President, Secretary, Chief Financial Officer, Executive Vice President) of Acquisition holding office immediately prior to the Effective Time shall be the statutory officers of the Surviving Corporation immediately after the Effective Time.

  2.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities, will be converted in the manner set forth below:

       (a) Each share of Company Common which is issued and outstanding immediately prior to the Effective Time (other than treasury shares or shares held, after the Share Purchase, by Metzler) shall be canceled and extinguished and converted into and become a right to receive a number of shares of Metzler Common determined by dividing 2,350,000 by 2,098 (such quotient being referred to herein as the "EXCHANGE RATIO"); provided that, if as the result of the conversion of any Shareholder's Company Common upon consummation of the Merger, a fractional interest in a share of Metzler Common would be deliverable under this Section 2.6(a), in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash (without interest) equal to the product of the last sale price of Metzler Common as reported by the Nasdaq National Market on the Determination Date, multiplied by the amount of such fractional interest. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

       (b) Each share of Company Common which is issued, outstanding and held by Metzler immediately prior to the Effective Time shall be canceled.

       (c) Each share of Common Stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Class A Voting Common Stock, no par value, of the Surviving Corporation.

  2.7. Closing of Company Transfer Books. Immediately prior to the Effective Time the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made or recognized. After the Effective Time valid certificates previously representing shares of Company Common which are presented to the Surviving Corporation in accordance with this Agreement shall be exchanged as provided in Sections 2.6(b) and 2.8.

  2.8. Exchange of Certificates. Each holder (other than Metzler) of a certificate or certificates representing shares of Company Common issued and outstanding immediately prior to the Effective Time shall at or as soon as practicable following the Closing, surrender to Metzler for exchange a certificate or certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Company Common held by such holder. In exchange therefor, Metzler shall issue or pay, as applicable, to such holder whose shares of Company Common will be converted pursuant to Section 2.6 (a) a certificate or certificates representing eighty-two and 35/100 percent (82.35%) of the shares of Metzler Common to be issued to such holder pursuant to Section 2.6(a), to be delivered to or at the direction of such holder, (b) a certificate or certificates representing seventeen and 65/100 percent (17.65%) of the shares of Metzler Common to be issued to such holder pursuant to Section 2.6(a), to be delivered to the Escrow Agent to hold in escrow under the Escrow Agreement in accordance with Section 2.11 hereof (the "ESCROW SHARES"), and (c) in the case of payment for any fractional interest in Metzler Common, a check payable to the holder. Surrendered certificates shall immediately be canceled. Metzler shall not be obligated to deliver the consideration to which any former holder of Company Common is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing shares of Company Common for exchange as provided in this Section 2.8; provided that, procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed certificates. If any certificate for shares of Metzler Common is to be issued in the name of, or directed to an account in the name of, a Person other than the Person in whose name the certificates for shares surrendered for exchange are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to Metzler any transfer or other Taxes required by reason of the issuance of such certificate in the name of a Person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of Metzler that such Tax has been paid or is not applicable. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the shares of Metzler Common to be issued pursuant to Section 2.6(a), in exchange for the shares of Company Common represented by such surrendered certificate and the right to receive the fractional share payment to be paid pursuant to Section 2.6(a), without interest, and Metzler shall not be required to issue to such holder the stock to which such holder otherwise would be entitled; provided that, procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed certificates.

  2.9. Rights of the Company Shareholders. From and after the Effective Time, the holders of shares of the Company Common issued and outstanding at the Effective Time (other than Metzler) shall have no rights with respect to such shares other than to surrender the certificate or certificates representing such shares pursuant to Section 2.8.

  2.10. Taking of Necessary Action; Further Action. Metzler and Acquisition on the one hand, and the Company and the RMI Shareholders, on the other hand, shall use reasonable efforts to take all such action (including action by RMI to cause the satisfaction of the conditions to the Share Purchase and Merger) as may be necessary or appropriate in order to effectuate the Share Purchase and Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Company and Acquisition, the officers of the Surviving Corporation are fully authorized in the name of either the Company or Acquisition or otherwise to take, and shall take, all such action.

  2.11. Share Escrow. The Escrow Shares shall be delivered by Metzler on behalf of the Shareholders, pro rata in accordance with their respective Pro Rata Percentages, to the Harris Trust and Savings Bank, Chicago, Illinois, pursuant to an Escrow Agreement in the form set forth in Exhibit C attached hereto (the "ESCROW AGREEMENT") (such shares and the proceeds and products thereof, while subject to the Escrow Agreement, being referred to herein as the "ESCROW FUND").

  2.12. Shareholders' Representative

        (a) In order to administer efficiently the defense and/or settlement of any claims for which the Shareholders may be required to indemnify Metzler or the Surviving Corporation pursuant to Section 5.3 hereof, the Shareholders hereby designate Lloyd H. Harvego as their representative (the "SHAREHOLDERS' REPRESENTATIVE").

        (b) The Shareholders hereby authorize the Shareholders' Representative
(i) upon the receipt of instructions of the Shareholders representing a majority of Pro Rata Percentages, to take all action necessary in connection with the defense and/or settlement of any claims for which the Shareholders may be required to indemnify Metzler and/or the Surviving Corporation pursuant to
Section 5.3 hereof, (ii) to give and receive all notices required to be given and take all action required or permitted to be taken under this Agreement and the other agreements contemplated hereby to which all the Shareholders are parties, including the Escrow Agreement ("OTHER AGREEMENTS"), and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement and the Other Agreements.

        (c) Upon receiving notice of the death or incapacity of the Shareholders' Representative, the Shareholders (who shall be deemed to include any successor in interest to any Shareholder, including a successor in interest to the stock holdings of the Shareholders' Representative) shall by majority vote (based on their Pro Rata Percentages) appoint a successor to fill the vacancy. The Shareholders may by such majority vote remove the Shareholders' Representative with or without cause and appoint a successor, provided that notice thereof is given by the new Shareholders' Representative to each of the other Parties hereto (including Metzler) and to the Escrow Agent. The Shareholders' Representative may resign if, and only if, he is simultaneously replaced with a substitute Shareholders' Representative, or upon the termination of the Escrow Agreement pursuant to its terms.

        (d) By their execution of this Agreement, the Shareholders agree that:

            (i) Notwithstanding any other provision herein to the contrary, Metzler shall be able to rely conclusively on the instructions and decisions of the Shareholders' Representative as to the settlement of any claims for indemnification by Metzler or the Surviving Corporation pursuant to Section 5.3 hereof or any other actions required to be taken by the Shareholders' Representative hereunder, and no Party hereunder shall have any cause of action against Metzler or the Surviving Corporation for any action taken by Metzler or the Surviving Corporation in reliance upon the instructions or decisions of the Shareholders' Representative.

            (ii) all actions, decisions and instructions of the Shareholders' Representative, including the defense or settlement of any claims for which the Shareholders may be required to indemnify Metzler and/or the Surviving Corporation pursuant to Section 5.3 hereof, shall be conclusive and binding upon all of the Shareholders, and no Shareholder shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Shareholders' Representative for any action taken, decision made or instruction given by the Shareholders' Representative under this Agreement, except for willful misconduct (which shall include fraud), gross negligence or breach by the Shareholders' Representative of his obligations as such Representative;

            (iii) the provisions of this Subsection 2.12 are independent and severable, are irrevocable and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement;

            (iv) remedies available at law for any breach of the provisions of this Subsection 2.12 are inadequate; therefore, Metzler, the Surviving Corporation and the Shareholders' Representative shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Metzler, the Surviving Corporation or the Shareholders' Representative brings an action to enforce the provisions of this Subsection 2.12; and

            (v) the provisions of this Subsection 2.12 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholders' rights hereunder, whether pursuant to assignment, testamentary disposition, the laws of descent, and distribution or otherwise.

       (e) All fees and expenses incurred by the Shareholders' Representative in connection with this Agreement shall be paid by the Shareholders in proportion to their respective Pro Rata Percentages.

       (f) In acting as the representative of the Shareholders, the Shareholders' Representative may rely upon, and shall not be liable to any Shareholder (or such Shareholder's successor in interest) for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator's award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Shareholders' Representative shall incur no liability to any Shareholder (or such Shareholder's successor in interest) with respect to any action taken or suffered by him in his capacity as Shareholders' Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence and the Shareholders' Representative shall be indemnified and held harmless by the Shareholders from all losses, costs and expenses, including reasonable attorney's fees, which the Shareholders' Representative may incur as a result of involvement in any legal proceedings arising from the performance of his or her duties hereunder. The Shareholders' Representative may perform his duties as Shareholders' Representative either directly or by or through his agents or attorneys and the Shareholders' Representative shall not be responsible to the other Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.

                       3.  REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the RMI Shareholders. As a material inducement to Metzler and Acquisition to enter into this Agreement and consummate the transactions contemplated hereby, each RMI Shareholder hereby severally represents and warrants to Metzler and Acquisition that all of the statements contained in this Section 3.1 are correct and complete with respect to such RMI Shareholder as of the date of this Agreement, and hereby covenants that all of said statements will be correct and complete with respect to such RMI Shareholder as of the Effective Time (as though made as of the Effective Time and as though the Effective Time were substituted for the date of this Agreement throughout such statements), except as set forth in the schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein (the "RMI DISCLOSURE SCHEDULE"):

          (a) Such RMI Shareholder has good and marketable title to the shares of Company Common which are to be exchanged by such RMI Shareholder pursuant to this Agreement, free and clear of any and all Security Interests, option or rights of any nature. Section 3.2(d) of the RMI Disclosure Schedule sets forth a true and correct description of all shares of Company Common owned by such RMI Shareholder.

          (b) Such RMI Shareholder has the full right, power and authority to execute and deliver this Agreement and all other agreements entered into in connection herewith by such RMI Shareholder, if any ("RELATED AGREEMENTS"), to perform such RMI Shareholder's obligations hereunder and thereunder, and to vote such RMI Shareholder's shares of Company Common in favor of the Merger. This Agreement and the Related Agreements to which each RMI Shareholder is a party constitute the valid and legally binding obligations of such RMI Shareholder enforceable against such RMI Shareholder in accordance with their respective terms.

          (c) Such RMI Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such RMI Shareholder, such RMI Shareholder's approval of the Merger, the conversion of such RMI Shareholder's shares of Company Common pursuant to the Merger or sale of his Company Common pursuant to the Share Purchase, as applicable.

          (d) All existing agreements between such RMI Shareholder and the Company have been (or on or prior to the Effective Time will be) terminated and such RMI Shareholder is not a party to, subject to or bound by any agreement, commitment or understanding whatsoever between such RMI Shareholder and the Company, other than terms, conditions, benefits and perquisites arising from such RMI Shareholder's status as an at-will employee of the Company, which terms, conditions, benefits and perquisites are generally available to all such employees;

          (e) Each Shareholder understands that: (i) the Metzler Common to be issued pursuant to the Merger has not been, and as of the Effective Time will not be, registered under the Securities Act or under any state securities laws;
(ii) the Metzler Common is being offered and issued in reliance upon federal and state exemptions for transactions not involving any public offering; (iii) a "stop transfer" order consistent with the terms of this Agreement and the Registration Agreement (as defined below) will be placed against the certificates representing shares of Metzler Common issued pursuant to the Merger; and (iv) such certificates will, in addition to any legends required pursuant to the Registration Agreement, bear on their face the legend listed below (until such time as (A) the Registration Statement required to be filed pursuant to the Registration Agreement has been declared effective by the Commission (to the extent the Registration Statement covers such shares), (B) such Metzler Common is otherwise registered under the Securities Act, or (C) if later, the Lock-Up Period (as defined in Section 5.1(d)) expires:

          "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. No transfer or sale of these shares or any interest therein may be made without such registration and qualification unless the issuer has received an opinion of counsel satisfactory to it that a proposed transfer or sale does not require registration or qualification under applicable law.

          The shares evidenced by this certificate were issued pursuant to an Agreement and Plan of Merger, dated as of July 31, 1997, among the issuer, Resource Management International, Inc., the original holder of the such shares and certain other parties (the "Merger Agreement"). A copy of the Merger Agreement is on file at the offices of the issuer. The Merger Agreement provides for, among other things, certain restrictions upon transfer of the shares evidenced by this certificate. By accepting such shares, the holder agrees to be bound by all such transfer restrictions in the Merger Agreement."

          (f) Each Shareholder further represents that: (i) such Shareholder is acquiring the Metzler Common to be acquired by such Shareholder pursuant to the Merger solely for such Shareholder's own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act; (ii) such Shareholder is a sophisticated investor with knowledge and experience in business and financial matters and, except as indicated on the RMI Disclosure Schedule, is an "accredited investor" within the meaning of Rule 501 under the Securities Act; (iii) such Shareholder has had access to all Metzler SEC Reports (as hereinafter defined) filed by Metzler during the current year and the year preceding the current year, and has had the opportunity to obtain additional information and ask questions and receive answers as desired in order to evaluate the merits and risks inherent in holding the Metzler Common; (iv) such Shareholder has not been offered the Metzler Common by any form of general advertising or general solicitation; and (v) such Shareholder is able to bear the economic risk and lack of liquidity inherent in holding the Metzler Common.

          (g) Each Shareholder further represents and warrants to Metzler and the Surviving Company that all representations and warranties contained in such Shareholder's "POOLING LETTER" (which such Shareholder has provided to RMI's accountants, Coopers & Lybrand LLP, in support of its Pooling Letter provided to Metzler's accountants, KPMG Peat Marwick LLP) are true, complete and correct, and covenants to Metzler and the Surviving Company that such Shareholder shall fully discharge and comply with the covenants undertaken by such Shareholder in such Pooling Letter.

     3.2. Representations and Warranties Concerning the Company. As a material inducement to Metzler and Acquisition to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Shareholders hereby jointly and severally represent and warrant to Metzler and Acquisition that all of the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement, and hereby covenant that said statements will be correct and complete as of the Effective Time (as though made as of the Effective Time and as though the Effective Time were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in the RMI Disclosure Schedule. The RMI Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.2.

          (a) Organization, Qualification and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. The Company and each Subsidiary has all requisite corporate power and authority to carry on the respective businesses in which they are engaged and to own and use the respective properties owned and used by each of them. True and correct copies of the Articles of Incorporation and By-Laws, in each case as amended to date, of the Company and each Subsidiary, have been delivered to Metzler. The Company and each Subsidiary is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified, would not individually or in the aggregate, have a Material Adverse Effect. Section 3.2(a) of the RMI Disclosure Schedule lists each subsidiary of the Company, the percentage of the Subsidiary owned by the Company and each other Subsidiary and all jurisdictions in which the Company and each Subsidiary is qualified to do business.

          (b) Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the prior sentence, the Board of Directors and the Shareholders (who hold more than 90% of the outstanding voting stock of the Company) have duly authorized the execution, delivery and performance of this Agreement and the consummation of the Merger by the Company (and all applicable notice requirements of Section 603(a) of the CGCL with respect to such approval have been satisfied). This Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will
(i) violate or conflict in any way with any applicable statute, regulation, law, rule, common law doctrine, judgment, order, decree, stipulation, injunction, charge or other restriction of any governmental body, governmental agency or court to which the Company or any Subsidiary is subject or any provision of the charter or By-Laws of the Company or any Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Security Interest upon any of the assets of the Company or any Subsidiary pursuant to the terms of, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of their respective assets are subject, except for conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the Parties to consummate the Merger and the transactions contemplated by this Agreement and in order that the Merger and such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Company's or the Subsidiaries' assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit, except for the filings of the California Merger Agreement with the California Department and the Delaware Certificate of Merger with the Delaware Department.

          (d) Capitalization. The authorized capital stock of the Company consists of (A) 100,000 shares of Class A Company Common, of which 1,975 shares are issued and outstanding on the date hereof, and no shares are reserved for issuance under any options currently outstanding, and (B) 10,000 shares of Class B Company Common, of which 123 shares are issued and outstanding on the date hereof, and no shares are reserved for issuance under any options currently outstanding. Set forth on Section 3.2(d) of the RMI Disclosure
Schedule is a true and correct description of (i) the full legal names, current address and social security or tax identification number of each owner of issued and outstanding shares of Company Common, (ii) the number of shares of each class of Company Common owned of record by each such shareholder and the certificate numbers of the stock certificates representing such shares, and
(iii) all of the current directors and officers of the Company. The Company has never authorized, offered, sold or issued capital stock other than the Company Common (all of which then outstanding was converted into Class A Company Common upon the recapitalization of the Company), Class A Company Common and Class B Company Common. All offerings, sales and issuances by the Company of any Company Common have been conducted in compliance with, in accordance with or in reliance upon exemptions from all applicable federal and state securities laws and all applicable state corporation laws. All of the issued and outstanding shares of Company Common have been duly authorized, validly issued, fully paid and nonassessable, and are not, and when issued were not, subject to any preemptive rights. There are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock or securities convertible or exchangeable for its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company and, except as provided in the Existing Company Documents, there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of Company Common. Except as provided in the Existing Company Documents, there are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the capital stock of the Company, except for those agreements expressly contemplated hereby.

          (e) Subsidiaries. Except as indicated on Section 3.2(a) of the RMI Disclosure Schedule, the Company does not own or control any direct or indirect equity interest or participation in any corporation, partnership, limited liability company, trust, or other business association or Subsidiary.

          (f)  Financial Statements; Books and Records.

               (i) The Company has provided Metzler with the following financial statements, correct and complete copies of which are set forth on Section 3.2(f) of the RMI Disclosure Schedule (collectively the "FINANCIAL STATEMENTS"): (A) audited consolidated balance sheets and related statements of income, changes in stockholders' equity and cash flows for the Company) as of and for each of the fiscal years ended December 31, 1994, 1995 and 1996 (the latest of these being referred to as the "MOST RECENT FISCAL YEAR END"), and (B) the unaudited consolidated balance sheet as of May 31, 1997 (the "LATEST BALANCE SHEET") and related unaudited statement of income for the five months then ended. The Financial Statements are correct and complete, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present in all material respects the financial position and results of operations of the Company as of the times and for the periods referred to therein.

               (ii) The Company's books and records are and have been properly prepared and maintained in form and substance adequate both for preparing financial statements in accordance with GAAP, and for subsequently auditing such statements pursuant to generally accepted auditing standards in the U.S., and fairly and accurately reflect all of the assets and Known Liabilities of the Company and all contracts and transactions to which the Company is or was a party or by which the Company or any of its business or assets is or was affected. The corporate minute books of the Company, copies of which have been made available to Metzler, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and the shareholders of the Company. The stock transfer books and stock ledger of the Company are complete and correctly reflect all issuances and transfers of the capital stock of the Company.

          (g) Recent Events. Since the Most Recent Fiscal Year End, neither the Company nor any Subsidiary has experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on the Latest Balance Sheet, since the Most Recent Fiscal Year End, neither the Company nor any Subsidiary has:

                 (i) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

               (ii) accelerated, terminated, modified, canceled or committed any breach of any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $50,000 individually or $250,000 in the aggregate, or otherwise outside of the Ordinary Course of Business;

               (iii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 individually or $250,000 in the aggregate or outside of the Ordinary Course of Business;

               (iv) experienced any damage, destruction, or loss to its property in excess of $20,000 individually or $100,000 in the aggregate (whether or not covered by insurance);

               (v) created or suffered to exist any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liabilities in the aggregate in excess of $20,000;

               (vi) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock;

               (vii) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (viii) entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, shareholder or other insider or Affiliate of the Company (other than salaries and employee benefits in the Ordinary Course of Business);

               (ix) made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business or involving an expenditure in excess of $50,000 individually or $250,000 in the aggregate;

               (x) amended or modified in any respect any Plan (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to Metzler);

               (xi) entered into any collective bargaining agreement or, since April 1, 1997, granted any increase in excess of $10,000 in the salary of any officer or management employee of the Company (or increase in excess of $5,000 in the case of any non-management employee) or paid or committed to pay any bonus to any officer or employee, other than bonuses fully reflected in the Company's financial statements for 1996;

               (xii) changed the manner in which the business has been conducted, including billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

               (xiii) changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates, other than those changes in principles, methods, practices, policies or rates implemented at Metzler's request, which are listed on Section 3.2(i) of the RMI Disclosure Schedule;

               (xiv) changed the relationships with any client, contractor or supplier which might reasonably be expected to result in a Material Adverse Effect; or

               (xv) committed (orally or in writing) to any of the foregoing.

          (h) Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability), except for (i) Liabilities set forth on the face of the Latest Balance Sheet, (ii) Liabilities, in an amount less than $50,000 payable to any single Person or any group of Affiliated Persons, which have arisen after the date of the Latest Balance Sheet (the "LATEST BALANCE SHEET DATE") in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand) and (iii) Liabilities otherwise expressly disclosed in this Agreement or on the RMI Disclosure Schedule. Section 3.2(h) of the RMI Disclosure Schedule sets forth, on an itemized basis, each item of the Company's Indebtedness specifically identified in (i) to (iv) of the definition of Indebtedness, as of the Latest Balance Sheet Date, specifying principal amount, current interest rate and payee.

          (i)  Tax Matters.

               (i) The Company has filed all Tax Returns that it was required to file on or prior to the date hereof (taking account of all extensions duly obtained). All such Tax Returns were correct and complete in all material respects and accurately reflected all Liability for Taxes for the periods covered thereby. The Company's Liability for unpaid Taxes, whether to any governmental authority or to another Person such as under a tax sharing agreement, for all periods ending on or before the Effective Time does not exceed the amount of the Liability accruals for Taxes (excluding reserves for deferred Tax assets or deferred Tax Liabilities) on the Latest Balance Sheet. Neither the Company nor any of the Shareholders have received notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax when due.

               (ii) The Company has withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

               (iii) Neither the Company nor any of the Shareholders has any Actual Knowledge of any Basis on which any taxing authority could assess, and have the likelihood of prevailing with respect to, any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the Shareholders or the Company has Actual Knowledge. The Company has previously provided to Metzler correct copies of all federal, state, local, and foreign Tax Returns filed with respect to the Company for all taxable periods for which the applicable statue of limitations has not closed. None of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by the Company for such taxable periods.

               (iv) The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Subsidiary has made any material payments, is not obligated to make any material payments, and is not a party to any agreement that would obligate it to make any material payments that will not be deductible under
          Section 280G of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Sec. 897(c)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company never has been a member of an Affiliated Group which filed federal income tax returns, other than a group of which the Company was the common parent. The Company has no Liability for Taxes owed by any Person (other than the Company), including without limitation, (A) as a transferee, assignee or other successor or (B) pursuant to a Tax sharing agreement or other contract.

               (v) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (j)  Title and Condition of Properties.

               (i) Owned Real Property. Section 3.2(j) of the RMI Disclosure Schedule sets forth a correct and complete list of all real estate in which the Company or any of its Subsidiaries has an ownership interest (the "OWNED REAL PROPERTY"). The Company or a Subsidiary, as applicable, is the owner of all of the Owned Real Property, in each case, free and clear of all covenants, conditions, restrictions, rights-of-way, easements, leases, tenancies, licenses, claims, options, options to purchase, mortgages, hypothecations, assessments, pledges, restrictions, liens, encumbrances, security interests, charges, or any other matter affecting title. The Owned Real Property and the Property Leases, as defined below, constitute all real properties used or occupied by the Company or any of its Subsidiaries in connection with their businesses or reflected on their financial statements. With respect to the Owned Real Property:

                   (a) the Company or its Subsidiaries have all easements,
               licenses and rights necessary to conduct its business in the manner heretofore conducted or carried on by the Company or any of its Subsidiaries;

                   (b) no portion thereof is subject to any pending
               condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to such Owned Real Property and there is no threatened condemnation or proceeding with respect thereto;

                   (c) the buildings, plants, improvements, structures and
               fixtures owned, leased or used by the Company or any of its Subsidiaries on the Owned Real Property, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in a state of maintenance, repair and operating condition reasonably consistent with the historical practices of the Company and its Subsidiaries, and the Owned Real Property of the Company and its ubsidiaries and the use thereof by the Company and its Subsidiaries is not in violation of any zoning, subdivision, health, safety, landmark preservations, wetlands preservations, building, land use or other ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record, the violation of which might have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole, nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations or any covenants, restrictions or other documents of record been served on the Company or any of its Subsidiaries;

                   (d) neither the Company nor any of its Subsidiaries has
               received actual notice of any increase in the assessed valuation of the Owned Real Property or notice of any contemplated special assessment, and to the Company's Actual Notice, there is no threatened special assessment;

                   (e) there are no leases, subleases, licenses,
               concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; other than the Company or any of its Subsidiaries which is the owner of such Owned Real Property, there are no parties in possession of any portion of such Owned Real Property;

                   (f) neither the Company nor any Subsidiary is or are a
               party to any written or oral agreements or undertakings with owners or users of real property adjacent to any facility located on any parcel of the Owned Real Property relating to the use, operation or maintenance of such facility or any adjacent real property;

                   (g) neither the Company nor any Subsidiary is a lessor
               of real property;

                   (h) there are no material defects thereto which are not
               consistent with the historical condition of such Owned Real Property, or which impair the usage thereof in the manner heretofore used by the Company or any Subsidiary;

                   (i) all assessments and taxes currently due and payable
               on the Owned Real Property have been paid;

                   (j) there has been no subsidence earth movement on any
               part of the Owned Real Property;

                   (k) the buildings, plants, and structures on the Owned
               Real Property are free from material flooding and leaks;

                   (l) all warranties in existence in respect of
               improvements on the Owned Real Property have been disclosed;

                   (m) the Owned Real Property is, and to the Company's
               Knowledge, at all times has been, in compliance with all Environmental Laws;

                   (n) no notice, demand, claim or other communication has
               been given to or served on the Company and the Company has no Actual Knowledge of any such notice given to previous owners or tenants of the Owned Real Property, from any entity, governmental body or individual claiming any violation of any of the Environmental Laws or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources, and no basis for any of the foregoing exists;

                   (o) no above-ground or underground storage tanks for
               petroleum or any other substance are located on the Owned Real Property;

                   (p) to the Actual Knowledge of the Company, none of the
               Owned Real Property has ever been used (whether by the Company or by any other person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Materials;

                   (q) to the Actual Knowledge of the Company, the soil,
               surface water and ground water of, under or on the Owned Real Property are free from any Hazardous Material;

                   (r) to the Actual Knowledge of the Company, the Owned
               Real Property has never been used for or in connection with the manufacture, refinement, treatment, storage, generation, transport, disposal or hauling of any Hazardous Material;

                   (s) to the Actual Knowledge of the Company, no Hazardous
               Material has been discharged, dispersed, released disposed of, or allowed to escape on, under or in the Owned Real Property;

                   (t) to the Actual Knowledge of the Company, no asbestos
               or asbestos-containing materials have been installed, used, incorporated into or disposed of on the Owned Real Property;

                   (u) to the Actual Knowledge of the Company, no PCBs are
               or ever have been located on, in, or used in connection with the Owned Real Property; and

                   (v) to the Actual Knowledge of the Company, no
               investigation, administrative order, administrative order by consent, consent order, agreement, litigation or settlement is proposed or in existence or, threatened or anticipated, with respect to or arising from environmental, health, safety aspects of the Owned Real Property or in any way related to Hazardous Material.

               (ii) Leased Real Property. The leases described in Section 3.2(j) of the RMI Disclosure Schedule (the "PROPERTY LEASES") cover all of the real estate leased, used or occupied by the Company or any of its Subsidiaries. Each of the Property Leases is in full force and effect and the Company holds a valid and existing leasehold interest under each of such Property Leases. The Company has delivered to Metzler complete and accurate copies of each of the Property Leases and none of such Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Metzler. Neither the Company nor any Subsidiary is in default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of such Property Leases, and no other party thereto has the right to terminate, accelerate performance under or otherwise modify any of such leases. To the Knowledge of the Company and the Shareholders, no lessor under any such lease is in default under any of such leases in its duties to the lessee. Neither the Company nor any Subsidiary has assigned, transferred, conveyed, subjected to a Security Interest, or otherwise encumbered any interest in any of the Property Leases.

               (iii) Title to Assets. The Company and the Subsidiaries collectively own good and marketable title, free and clear of all Security Interests, to all of the personal property and assets reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date, except for (1) assets with an aggregate original purchase price of less than $50,000 in the aggregate which have been disposed of to non-affiliated third parties since the Latest Balance Sheet Date in the Ordinary Course of Business, (2) Security Interests securing liabilities reflected on the Latest Balance Sheet and (3) Security Interests for current Taxes not yet due and payable.

               (iv) Condition and Sufficiency of Assets. The Company's and the Subsidiaries' computer hardware, equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the Ordinary Course of Business. The personal property and assets shown on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date, the lease rights under the Property Leases and leases of personal property and the Intellectual Property owned or used by the Company or any Subsidiary under valid licenses, collectively include all assets necessary to the conduct of the Company's business as presently conducted or currently proposed to be conducted. None of the Shareholders, other employees or independent contractors of the Company or any Subsidiary or their respective Affiliates owns any rights in any assets, real or personal, which are used by the Company in its business.

         (k)  Intellectual Property.

              (i) Section 3.2(k) of the RMI Disclosure Schedule contains a complete list and an accurate functional description by category and indication of status (completed or in process, registered or unregistered) of all items of Intellectual Property which are owned, licensed by, licensed to, used or held for use in or necessary for the conduct of the business of the Company and the Subsidiaries, as such business is currently conducted and presently contemplated to be conducted.

              (ii) Other than Intellectual Property covered by Licenses-In, the rights of the Company and the Subsidiaries in and to each item of the Intellectual Property are owned outright by the Company and the Subsidiaries, free and clear of any Security Interests. Except to the extent provided in the Licenses-In, all of the Company's and the Subsidiaries' rights in and to such Intellectual Property are freely assignable in its or their own name, including the right to create derivatives, and neither the Company nor any Subsidiary is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of any of the Intellectual Property. None of the Intellectual Property is subject to any outstanding judgment, order, decree, stipulation, injunction or charge; no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Company or any of the Shareholders, threatened, which challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property; and, except pursuant to the Licenses-Out, the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to Intellectual Property.

              (iii) No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by the Company or any Subsidiary exists or has occurred under any License-In or other agreement pursuant to which the Company or any Subsidiary uses any Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a forfeiture under, or constitute a material Basis for termination of, any such License-In or other agreement, except where such breaches, defaults, violations, conflicts or other events which would not, individually or in the aggregate, result in a Material Adverse Effect.

              (iv) The Company and the Subsidiaries own or have the right to use all the Intellectual Property necessary to provide, sell and license the services currently provided, sold and licensed by the Company and the Subsidiaries, and to conduct the Company's and Subsidiaries' business as presently conducted, and to satisfy and perform the existing contracts, commitments, arrangements and understandings with clients of the Company and the Subsidiaries, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of the Company or any Subsidiary to use or sublicense any Intellectual Property owned by others.

              (v) No Intellectual Property owned by the Company or any Subsidiary, and no product or service practiced, offered, licensed, sold or under development by the Company or any Subsidiary, infringes any trademark, trade name, copyright, trade secret, patent, right of publicity, right of privacy or other proprietary right of any Person or would give rise to an obligation to render an accounting to any Person as a result of co-authorship, co-invention or an express or implied contract for any use or transfer. Neither the Company nor any of the Shareholders has any Knowledge of any Basis for any charge or claim, threatened claim or any suit or action asserting any such infringement or conflict or asserting that the Company or any Subsidiary does not have the legal right to own, enforce, sell, license, sublicense, lease or otherwise use any such Intellectual Property, process, product or service.

              (vi) Neither the Company nor any Subsidiary has sent or otherwise communicated to any other Person any notice, charge, claim or assertion of, and neither the Company nor any of the Shareholders has any Knowledge of, any present, impending or threatened infringement by any other Person of any Intellectual Property.

              (vii) The Company and the Subsidiaries have at all times diligently protected their rights in the Intellectual Property and any related apparatus or processes and have maintained the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and there have been no acts or omissions by the Company or any Subsidiary, the result of which would be to compromise the rights of the Company and the Subsidiaries to apply for or enforce appropriate legal protection of such Intellectual Property.

              (viii) Each of the Company's and the Subsidiaries' current or former employees and those current or former independent contractors retained by the Company or any Subsidiary who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs or designed or designs any of the Intellectual Property, has entered into a written agreement with the Company irrevocably and exclusively assigning all rights in such Intellectual Property to the Company. To the Knowledge of the Company and the Shareholders, no former employees or independent contractors of the Company have any claims or rights to any of the Intellectual Property necessary for the lawful conduct of the Company's business as now conducted. To the Knowledge of the Company and the Shareholders, no employee of the Company or any Subsidiary is a party to or otherwise bound by any agreement with or obligated to any other Person (including, any former employer) which in any respect conflicts with any obligation, commitment or job responsibility of such employee to the Company or any Subsidiary under any agreement to which currently he or she is a party or otherwise.

              (ix) Section 3.2(k) of the RMI Disclosure Schedule identifies each Person to whom the Company or any Subsidiary has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Intellectual Property, and the date of each such sale, license, lease or other transfer or grant.

         (l) Contracts. Section 3.2(l) of the RMI Disclosure Schedule lists each of the twenty (20) largest current clients of the Company and the Subsidiaries, taken as a whole (based on gross billings to such clients from January 1, 1996 through May 31, 1997), and each of the following contracts, agreements, and other written arrangements to which the Company or any Subsidiary is a party:

              (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties with annual payments exceeding $50,000 and with a term exceeding one year;

              (ii) any written arrangement concerning a partnership or joint venture;

              (iii) any written arrangement (or group of related written arrangements) under which the Company has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness in excess of $50,000 or (B) imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

              (iv) all client service contracts and engagements (whether with the 20 largest clients listed on Section 3.2(l) of the RMI Disclosure Schedule or otherwise) in excess of $100,000 and Fixed Rate Engagements, as defined herein, in excess of $50,000 under which the Company's work is not yet complete or was completed since January 1, 1996, or under which the Company otherwise has on-going client service obligations;

              (v) any written arrangement concerning confidentiality or any written arrangement concerning non-competition, provided that arrangements which are of a similar nature and recur in the ordinary course, such as confidentiality agreements entered into between the Company and clients or potential clients, may be described generically by category and need not be specifically identified;

              (vi) any contract with any labor union or written contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis, and any contract for the engagement of any consultants or independent contractors, provided that employment agreements with non-officer employees and engagement agreements with consultants, subcontractors and other independent contractors, provided in either case that they are entered into in the ordinary course of RMI's business, need not be individually listed on the RMI Disclosure Schedule;

              (vii) any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business, or any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

              (viii) any contract or group of related contracts with the same party (or group of related parties) for or relating to the purchase or sale of products or provision of services, either (A) which is not terminable by the Company on sixty (60) days or less notice, (B) under which the undelivered balance of products and services has a selling price in excess of $100,000, or (C) which relates to a Fixed Rate Engagement, as to which the cost to complete the services contracted for exceeds the currently unbilled engagement price by more than $25,000;

              (ix) any other contract or group of related contracts with the same party either (A) requiring payments after the date hereof to or by the Company of more than $100,000 or (B) not terminable by the Company on sixty (60) days or less notice;

              (x) any agreement with any employee, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement involving the Company;

              (xi) any agreement or plan the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement; and

              (xii) any other written arrangement or group of related written arrangements not entered into in the Ordinary Course of Business, the breach, default or termination of which would have a Material Adverse Effect.

     The Company has delivered or otherwise made available to Metzler a correct and complete copy of each written arrangement (including all amendments thereto) listed in Section 3.2(l) of the RMI Disclosure Schedule. With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Effective Time;
(C) neither the Company nor any Subsidiary (nor, to the Actual Knowledge of the Company and the Shareholders, any other party) is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived; and (D) no party has repudiated any provision of any such written arrangement. Neither the

Company nor any Subsidiary is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in the RMI Disclosure Schedule under the terms of this Section 3.2(l). Correct and complete copies of the general forms of client engagement and services agreements used by the Company and the Subsidiaries have been delivered to Metzler. Except for those Contracts set forth on Section 3.2(l)(iv) of the RMI Disclosure Schedule (the "FIXED RATE ENGAGEMENTS") or contracts which would be Fixed Rate Engagements, but for their size being less than the thresholds provided in 3.2(l)(iv), neither the Company nor any Subsidiary is a party to any fixed fee or capped price contracts or engagement arrangements, nor does the Company or any Subsidiary have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis. Section 3.2(l)(iv) of the RMI Disclosure Schedule identifies each Fixed Rate Engagement required to be set forth therein and sets forth the number of hours remaining to complete the work required thereunder and the amount of fees uncollected with respect thereto. Section 3.2(1) of the RMI Disclosure Schedule also sets forth the full amount, to the Knowledge of the Company and the Shareholders, of client payments to the Company through May 31, 1997 with respect to services not yet performed by the Company ("PRE-COLLECTED REVENUE"), provided that such disclosure may omit any Pre-Collected Revenue in an amount less $25,000 from any single client.

     (m) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, such receivables are valid receivables subject to no set-offs or counterclaims, are current and collectible in the aggregate amount shown, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet, as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company. Since the Most Recent Fiscal Year End, there has not been a material adverse change in (i) the aggregate amount of the accounts receivable of the Company (other than as indicated on the Latest Balance Sheet) or (ii) the aging of such accounts receivable.

     (n) Powers of Attorney; Bank Accounts. There are no outstanding powers of attorney executed by or on behalf of the Company or any Subsidiary. Section 3.2(n) of the RMI Disclosure Schedule lists each bank account and credit arrangement maintained by the Company or any Subsidiary (together with relevant account information, authorized signatures and account users).

     (o) Litigation. Section 3.2(o) of the RMI Disclosure Schedule sets forth each instance in which the Company or any Subsidiary (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is a party to or, to the Actual Knowledge of any of the Shareholders or the Company, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.2(o) of the RMI Disclosure Schedule could reasonably be expected to result in any Material Adverse Effect. None of the Shareholders or the Company has any reason to believe that there exists a Basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. The "A-Tumbling-T Ranches" litigation (Case No. CV95-00253) and Texas-Ohio Power litigation (Cause No. 95-05619) described in Section 3.2(o) of the RMI Disclosure Schedule are herein referred to as the "LITIGATION".

            (p)  Employees; Employment Matters.
                 (i) To the Actual Knowledge of the Shareholders and the
            Company, no key employee or group of employees has any plans to terminate his, her or their employment with the Company or any Subsidiary generally or as a result of the transactions contemplated hereby or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, and neither the Company nor any Subsidiary has experienced any strikes, grievances, other collective bargaining disputes or, to the Actual Knowledge of any of the Shareholders or the Company, claims of unfair labor practices. Neither the Company nor any of the Shareholders has any Actual Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, nor, to the Actual Knowledge of the Company or the Shareholders, has any event occurred that could provide the basis for any work stoppage or labor dispute.

                 (ii) Except as disclosed on Section 3.2(p) of the RMI
            Disclosure Schedule, the Company has no unsatisfied Liability to any previously terminated employee or independent contractor. The Company has disclosed all written employee handbooks, policies, programs and arrangements to Metzler, and the Company has no orally disseminated policies, programs or arrangements which are materially different in any terms, manner or amounts from the written handbooks, policies, programs and arrangements.

                 (iii) All Persons employed by the Company or any Subsidiary are employees at will or otherwise employed such that the Company or the applicable Subsidiary may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against the Company or any Subsidiary or otherwise giving rise to any material Liability of the Company or any Subsidiary for wrongful discharge, breach of contract or tort, except for public policy and other limitations applicable to employers generally in the locations where the Company employs such Persons.

                 (iv) The Company and all Subsidiaries have materially complied with all applicable laws relating to labor, including any provisions thereof relating to wages, equal employment opportunity, immigration, occupational safety and health, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and neither the Company nor any Subsidiary is liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. Except as disclosed in Section 3.2(p) of the RMI Disclosure Schedule, there is not presently pending or existing, or to the Actual Knowledge of the Shareholders and the Company, threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process or
            (ii) any proceedings against or affecting the Company relating to the alleged violation of any act, regulation or statute pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law. No material COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of the Company or any Subsidiary prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby. As of the Effective Time, neither the Company nor any Subsidiary will incur, nor ever have incurred, material
            Liabilities, penalties or other charges under the Workers
            Adjustment Retraining and Notification Act.

                 (v) Each Person whom the Company or any Subsidiary currently retains as a consultant or previously retained as a consultant qualifies, or at all times while performing services for the Company qualified, as an independent contractor and not as an employee of the Company or the Subsidiary, as the case may be, under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company or any Subsidiary to be in breach of any agreement with any employee, contractor or consultant or cause the Company or any Subsidiary to be liable to pay any severance or other amount to any employee, contractor or consultant of the Company.

            (q)  Employee Benefit Plans.

                 (i) All Plans are listed and briefly described in Section
            3.2(q) of the RMI Disclosure Schedule. Each Plan is in substantial compliance with its terms, with ERISA and other applicable laws (including compliance with the health care continuation requirements of COBRA and any proposed regulations promulgated thereunder), with any applicable collective bargaining agreement and with all other agreements and instruments applicable to any Plan. Section 3.2(q) of the RMI Disclosure Schedule sets forth each former employee of the Company or any Subsidiary entitled to COBRA benefits and the remaining period of such benefits. The Company and each applicable ERISA Affiliate of the Company have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA ("PENSION PLAN"), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. No material violation of ERISA has at any time occurred in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the Company's Actual Knowledge, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any Liability. Except as set forth on Section 3.2(q) of the RMI Disclosure Schedule, each Plan can be terminated within thirty days, without the payment of any addition contributions or amount and, except as otherwise mandated by ERISA or the Code, without the vesting or acceleration of any benefits promised by such Plan.

                 (ii) With respect to all present Plans, the Company and all
            ERISA Affiliates of the Company have heretofore delivered to Metzler true and complete copies of each of the following (including descriptions of vacation, severance pay, sickness, and separation policies):

                       (A) the Plan documents (and any applicable trust
                  agreement or insurance contract);

                       (B) the most recent Internal Revenue Service
                  determination letter request relating to each of the Pension Plans, if any;

                       (C) the summary plan description (as currently in
                  effect) and any summary of material modification for each of the Plans, if any;

                       (D) the 1995 Annual Report (Form 5500 Series), and
                  accompanying schedules, filed for each of the Plans, if any, and the most recent summary annual report furnished for each of the Plans;

                       (E) the most recent actuarial valuations, if applicable,
                  and latest financial statements for each of the Plans; and

                       (F) all documents filed with the Internal Revenue
                  Service, Department of Labor or Pension Benefit Guaranty Corporation since January 1, 1991, if any.

     There is and has been no material violation of ERISA known to the Company or any ERISA Affiliate of the Company with respect to the filing of applicable reports, documents, and notices regarding such past or present Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Plans.

                 (iii) Each Plan is maintained by the Company or any ERISA
            Affiliate of the Company under a plan document which does not provide for other participating employers except for the Company or any ERISA Affiliate of the Company and no Plan provides or has provided credit with respect to service other than with the Company or any ERISA Affiliate of the Company.

                 (iv) Neither the Company nor any ERISA Affiliate of the
            Company nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to
            Section 502 of ERISA or a tax imposed by Section 4975 of the

            Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                 (v) None of the assets of any of the Plans is or has been
            invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

                 (vi) Except as indicated on the RMI Disclosure Schedule, no
            Pension Plan or trust created under any such Pension Plan has, since September 2, 1974, been terminated in whole or in part. Additionally, there is no reasonable Basis for the Company or any ERISA Affiliate of the Company to anticipate material Liability to the Pension Benefit Guaranty Corporation with respect to a Pension Plan and there has been no reportable event (within the meaning of Section 4043(c) of ERISA), or any event requiring disclosure under
            Section 4063(a) or 4041(c) of ERISA with respect to such a Pension Plan since September 2, 1974. There has been no event or condition which presents a material risk of termination of any Pension Plan by the Pension Benefit Guaranty Corporation, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation to institute any such proceeding.

                 (vii) As of the Effective Time, full payment will have been made of, or accrued for: (a) all amounts which the Company and any ERISA Affiliate of the Company are required, under the terms of all Plans, to have paid as contributions to such Plans as of the last day of the most recent fiscal year prior to the Effective Time and
            (b) all pro rata amounts which the Company and any ERISA Affiliate of the Company are required to pay as contributions to each such Plan for the fiscal year that includes the Effective Time. Further, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan, nor has there been any lien imposed under
            Section 412(n) of the Code.

                 (viii) The execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will (a) result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or ERISA Affiliate of the Company, (b) accelerate the time of payment or vesting or increase the amount of compensation due under any Plan or employment agreement (c) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Plan or employment agreement or (d) directly or indirectly cause the Company or any ERISA Affiliate of the Company to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

                 (ix) Neither the Company nor any ERISA Affiliate of the
            Company provides, nor have they at any time provided, coverage under any welfare plan (as defined in Section 3(l) of ERISA) (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense.

                 (x) The financial statements of each Pension Plan as of the end of the most recent plan year, and the list of the investments of such Pension Plan as of the most recent plan year end, accurately reflect the financial positions of the Pension Plans, and there have been no material changes in such investments between such date and the Effective Time.

                 (xi) There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Company or any ERISA Affiliate of the Company by any person that provide for or could be construed as a contract or promise by the Company or any ERISA Affiliate of the Company to provide for any pension, welfare, or other insurance-type benefits to such employee or former employee, whether before or after retirement, other than benefits under the Plans.

                 (xii) Neither the Company nor any ERISA Affiliate of the
            Company currently contributes, or at any time in the past has contributed to a defined benefit plan (as defined in Section 3(35) of ERISA). With respect to each multiemployer plan, as defined in
            Section 3(37) of ERISA, to which the Company or any ERISA Affiliate of the Company contributes, neither the Company nor any ERISA Affiliate of the Company is delinquent in making any contribution required to be paid to any multiemployer plan or would be liable to any multiemployer plan for any withdrawal liability imposed by Title IV of ERISA or the Plan itself.

     (r) Licenses, Permits and Approvals. Section 3.2(r) of the RMI Disclosure Schedule lists all governmental and regulatory licenses, permits and approvals possessed by the Company. The items listed in Section 3.2(r) of the RMI Disclosure Schedule constitute all such licenses, permits and approvals which are necessary to the conduct of the Company's business by the Company and its Subsidiaries, except for such licenses, permits and approvals the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect. All such licenses, permits and approvals are in full force and effect. There are no violations by the Company or any Subsidiary of, or any claims or proceedings, pending or, to the Actual Knowledge of any of the Shareholders or the Company, threatened, challenging the validity of or seeking to discontinue, any such licenses, permits or approvals.

     (s) Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Company, any Subsidiary or any Shareholder or, to the Actual Knowledge of any of the Shareholders or the Company, on behalf of the Company or any Subsidiary by any agent, employee, officer, director, shareholder or other Person, that were unlawful under the laws of the United States or any state or any other foreign or municipal government authority having appropriate jurisdiction over the Company.

     (t) Compliance with Laws. The Company, all Subsidiaries and their respective facilities are in compliance with and have not in the past violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof, including without limitation, environmental laws and laws relating to labor and employment, and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or any Subsidiary or filed, commenced or, to the Actual Knowledge of the Company or any of the Shareholders threatened against the Company or any Subsidiary alleging any such violation.

     (u) Suppliers and Clients. Since the Latest Balance Sheet Date, no material licensor, vendor, supplier or licensee, or any client of the Company accounting for more than $350,000 of the Company's consolidated expenses or revenues, as applicable, in fiscal 1996, has canceled or otherwise adversely modified its relationship with the Company or any Subsidiary and, to the Actual Knowledge of the Company or any of the Shareholders, no such Person has any intention to do so, and, to the Actual Knowledge of the Company or any of the Shareholders, there are no disputes or problems or notices of dissatisfaction with or from any client of the Company, and the consummation of the transactions contemplated hereby shall not adversely affect any relationships with any such client.

     (v)   Insurance.

           (i) Section 3.2(v) of the RMI Disclosure Schedule sets forth the following information with respect to each in-force insurance policy (including policies providing property, casualty, liability, directors and officers and workers' compensation coverage and bond and surety arrangements) to which the Company or any Subsidiary is currently a party, or which was obtained by the Company, as well as all other prior policies under which any claims were made, which claims remain open as of the Latest Balance Sheet Date: (A) the name, address, and telephone number of the agent; (B) the name of the insurer, the name of the policyholder, and the name of each covered insured; (C) the policy number and the period of coverage; and (D) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles or retainages and ceilings are calculated and operate) of coverage.

           (ii) With respect to each such insurance policy which has not by its original terms expired: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor any Subsidiary nor, to the Actual Knowledge of the Company or any of the Shareholders, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

     (w) Warranty. All services rendered by the Company and all Subsidiaries have been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Subsidiary has any Liability (and neither the Company nor any Subsidiary nor any of the Shareholders has any Actual Knowledge of any Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for damages in connection therewith, subject only to the reserve for client claims set forth on the face of the Latest Balance Sheet as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company. No services provided by the Company are subject to any guaranty, warranty, or other indemnity beyond the Company's applicable standard terms and conditions of engagement and such other indemnities and warranties disclosed on Section 3.2(w) or elsewhere in the RMI Disclosure Schedule.

     (x) Transaction-Related Tax and Accounting Matters. Neither the Company nor any Subsidiary or Shareholder has taken or agreed to take any action, nor does the Company or any Shareholder have any Actual Knowledge of any fact or circumstance, that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code, or (ii) prevent the transactions contemplated hereby, including the Merger, from being accounted for as a pooling of interests in accordance with GAAP.

     (y) Brokers' Fees. Neither the Company nor any of the Shareholders has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Metzler or Acquisition could become liable or otherwise obligated.

     (z) Potential Conflicts of Interest. No officer, director or shareholder of the Company or any Subsidiary: (i) owns, directly or indirectly, any interest in (excepting not more than 2% stock acquired for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, client or supplier of the Company or any Subsidiary; (ii) owns, directly or indirectly, in whole or in part, any interest in Intellectual Property which the Company or any Subsidiary is using or the use of which is necessary for the business of the Company or any Subsidiary; (iii) has any loan outstanding to or any cause of action or other claim whatsoever against the Company or any Subsidiary, except for claims in the Ordinary Course of Business, such as for accrued salary, bonus, vacation pay and benefits under Benefit Plans and similar matters and agreements existing on the date hereof;
(iv) has made, on behalf of the Company or any Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of the Company or any Subsidiary, or a relative of any of the foregoing, is a partner or shareholder (except stock acquired solely for investment purposes in securities of publicly held and traded companies).

     (aa) Disclosure. Neither this Agreement nor the RMI Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact Actually Known by the Company or any of the Shareholders (other than general economic or industry conditions) which has not been disclosed to Metzler which results in, or could reasonably be anticipated to result in, a Material Adverse Effect.

     3.3. Representations and Warranties of Acquisition and Metzler. As a material inducement to the Company and the RMI Shareholders to enter into this Agreement and consummate the transactions contemplated herein, Acquisition and Metzler hereby jointly and severally represent and warrant to the Company and to each of the RMI Shareholders that the statements contained in this Section
3.3 are correct and complete as of the date of this Agreement and Metzler and Acquisition hereby jointly and severally covenant that said statements will be correct and complete as of the Effective Time (as though then made and as though the Effective Time were substituted for the date of this Agreement throughout this Section 3.3).

     (a) Organization. Metzler and Acquisition are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Metzler has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the respective properties owned and used by it.

     (b) Authorization of Transaction. Each of Acquisition and Metzler has all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the prior sentence, the Board of Directors of Metzler and the Board of Directors and sole stockholder of Acquisition have duly authorized the execution, delivery and performance of this Agreement by Metzler and Acquisition, respectively, and the consummation of the Merger by Acquisition. This Agreement constitutes the valid and legally binding obligation of each of Metzler and Acquisition, enforceable against each of them, respectively, in accordance with its terms.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will
(i) violate or conflict in any way with any statute, regulation, law, rule or common law doctrine, (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Metzler or Acquisition is subject or any provision of the respective Certificates of Incorporation, as applicable, and By-Laws of Metzler and Acquisition, or (iii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, or result in the creation of any Security Interest upon any of the assets of Metzler pursuant to the terms of, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Metzler or Acquisition is a party or by which either of them is bound or to which any of their respective assets are subject, except where such violations, conflicts, breaches, defaults or other events would not, individually or in the aggregate, result in an effect or impact upon the assets, business, financial position or results of operations of Metzler and its Subsidiaries, taken as a whole (a "METZLER ADVERSE EFFECT") or prevent or materially delay the consummation of the transactions contemplated hereby. Neither Metzler nor Acquisition is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that the Merger and such transactions shall not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of Metzler's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit, except for the filing of the California Merger Agreement with the California Department and the Delaware Certificate of Merger with the Delaware Department.

     (d) Metzler Common. Metzler has taken all actions necessary to authorize and approve the Share Purchase and the issuance of the Metzler Common, and as of the Effective Time the Metzler Common will, when issued in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Metzler Common upon consummation of the Merger.

     (e) Brokers' Fees. None of Metzler, Acquisition or, to Metzler's Actual Knowledge, the Company, has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Shareholders or Metzler is or could become liable or obligated.

     (f) Commission Filings. Metzler has filed and made available to the Company and the Shareholders all forms, reports and documents required to be filed by Metzler with the Commission under the Exchange Act and the Securities Act commencing with Metzler's initial filing of its Registration Statement on Form S-1 (collectively, the "METZLER SEC REPORTS"). The Metzler SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Metzler SEC Reports or necessary in order to make the statements in such Metzler SEC Reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Metzler included in the Metzler SEC Reports (the "METZLER FINANCIAL STATEMENTS") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and were, when filed, in accordance with the books and records of Metzler, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Metzler and its Subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

     (g)  Capital Structure.

          (i) The authorized capital stock of Metzler consists of 15,000,000 shares of Metzler Common and 3,000,000 shares of preferred stock, par value $0.001 per share ("METZLER PREFERRED STOCK"). As of March 31, 1997, 10,670,727 shares of Metzler Common and no shares of Metzler Preferred Stock were issued and outstanding. All outstanding shares of Metzler's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (ii) Except for options granted in the normal course pursuant to Metzler's stock option plans, as described in Metzler SEC Reports, and except as contemplated herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which Metzler or any Subsidiary of Metzler is a party or by which any of them is bound obligating Metzler or any Subsidiary of Metzler to issue any Metzler capital stock or any securities or rights convertible into or exchangeable for any such capital stock.

          (iii) Metzler has no current plans, commitments or understandings to repurchase or redeem more than 1,000 shares of Metzler Common at a price above current market value.

     (h) No Material Adverse Changes. Since the date of the most recent Metzler SEC Report for the quarter ended March 31, 1997, no events have occurred which, individually or in the aggregate, have had a Metzler Adverse Effect and no action, suit, claim or proceeding has been filed, or threatened in writing, which if adversely determined, would result in a Metzler Adverse Effect. During such period, Metzler has conducted it business substantially in the ordinary course, except as to conducting this and other acquisitions of businesses.

     (i) Transaction-Related Tax and Accounting Matters. Neither Metzler nor Acquisition has taken or agreed to take any action, nor does Metzler or Acquisition have any Knowledge of any fact or circumstance, that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) prevent the transactions contemplated hereby, including the Merger, from being accounted for as a pooling of interests in accordance with GAAP.

     (j) Continuity of Business. Metzler has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Metzler within the meaning of Section 368(c) of the Code; or to cause or permit the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company within the meaning of Section 368(c) of the Code.

                                 4.  CONDITIONS

     4.1. Conditions to Obligation of Metzler and Acquisition. The obligations of Metzler and Acquisition to effect the Share Purchase and the Merger are also subject to satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties set forth in Sections 3.1 and
3.2 shall be true and correct in all material respects at and as of the Effective Time;

          (b) Each of the Company and the RMI Shareholders shall have performed and complied with all of their respective covenants hereunder through the Effective Time;

          (c) There shall not have been, since the Most Recent Fiscal Year End, any change in or effect on the Company's assets, financial position, operating results, client or employee relations or business prospects which results or may reasonably be expected to result, in a Material Adverse Effect;

          (d) The Company shall have delivered to Metzler and Acquisition a certificate signed by an officer of the Company to the effect that each of the conditions set forth in Section 4.1(a), (b) and (c) are satisfied in all respects;

          (e) The Company shall have delivered to Metzler (i) a copy of the text of the director and shareholder resolutions by which the corporate action on the part of the Company necessary to approve this Agreement and the Merger were taken, certified by the Company's Secretary, and, such shareholder resolutions shall have been approved by the holders of at least 95% of the Company's voting stock, (ii) an incumbency certificate signed by an officer of the Company certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto, (iii) a copy of the Company's Articles of Incorporation, as amended to date, certified by the California Department, and (iv) good standing certificates for the Company, issued as of a recent date, by the Secretaries of State of California and each other jurisdiction in which the Company is required to be qualified to do business;

          (f) Each of the RMI Shareholders shall have entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement with the Company or a Metzler Subsidiary, in form and substance acceptable to Metzler (the "NON-COMPETITION AGREEMENTS"), and as of the Effective Time each of the Non-Competition Agreements shall be in full force and effect;

          (g) Metzler and Acquisition shall have received from Downey, Brand, Seymour & Rohwer LLP, counsel to the Company and Lloyd Harvego, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to Metzler and Acquisition and dated as of the Effective Time;

          (h) The Company shall not have received demands for appraisal with respect to the Merger under Article 1300 of the CGCL from any shareholders holding in the aggregate 10% or more of the Company Shares Deemed Outstanding;

          (i) Metzler shall have received an opinion or other advice, in form and substance reasonably satisfactory to Metzler, from KPMG Peat Marwick LLP, its accounting professionals, that the Merger may be accounted for as a "pooling of interests," in accordance with generally accepted accounting principles and all rules, regulations and policies of the Commission;

          (j) The Company shall have delivered to Metzler and Acquisition certificates, in form and substance reasonably satisfactory to Metzler, signed by the Secretary of the Company, dated as of the Effective Time, identifying the following documents to be delivered therewith: (i) the minute books of the Company which, to the Knowledge of the Secretary of the Company, shall contain minutes of all meetings (or consents to action in lieu thereof) of the directors and shareholders of the Company from their inception to the date thereof; (ii) the corporate seal of the Company; (iii) certified copies of the By-Laws of the Company as in effect on the date thereof; (iv) all stock certificate books and stock ledgers of the Company; and (v) such other documents or instruments as Metzler or Acquisition may reasonably request in writing not less than two days prior to the Effective Time to carry out the intents and purposes of this Agreement, and such minute books, stock certificate books and other documents shall be complete, accurate and sufficient, to the reasonable satisfaction of Metzler and its counsel;

          (k) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, to which any of the Parties is a party which would prevent or inhibit the consummation of the transaction contemplated hereby or seek to impose any liability on any Party as a result of the consummation of the Merger, and all necessary regulatory approvals shall have been obtained;

          (l) Metzler shall be satisfied with the results of its due diligence review and investigation of the Company and its business, including the Company's clients and client engagements and rights and interests in and to all Intellectual Property necessary for the operation of the Company's business as presently conducted or presently contemplated to be conducted;

          (m) Metzler and each of the Shareholders shall have entered into a Registration Rights Agreement in the form of Exhibit E attached hereto (the "REGISTRATION AGREEMENT"), and as of the Effective Time the Registration Agreement shall be in full force and effect;

          (n) Metzler, the Escrow Agent and each of the Shareholders shall have entered into the Escrow Agreement, and as of the Effective Time, all deposits required under the Escrow Agreement shall have been made, and the Escrow Agreement shall be in full force and effect;

          (o) The Company shall have procured all of the consents, if any, identified in Section 3.2(c) of the RMI Disclosure Schedule;

          (p) The Existing Company Documents shall have been terminated by a written instrument satisfactory in form and substance to Metzler and its counsel;

          (q) The Boards of Directors of Metzler and Acquisition shall have approved this Agreement and authorized the Share Purchase and the Merger;

          (r) All principal and interest under all promissory notes in favor of RMI from any of the RMI Shareholders and other employees shall have been paid in full, as evidenced by documentation in form and substance reasonably satisfactory to Metzler and its counsel; and

          (s) All actions and proceedings hereunder and all documents and other papers required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Sachnoff & Weaver, Ltd., counsel to Metzler, as to their form and substance.

Metzler, on behalf of itself and Acquisition, may waive any condition, in whole or in part, specified in this Section 4.1 if it executes a writing so stating at or prior to the Effective Time.

     4.2. Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and the RMI Shareholders to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties set forth in Section 3.3 above shall be true and correct at and as of the Effective Time;

          (b) Acquisition and Metzler shall have performed and complied with all of their respective covenants hereunder through the Effective Time;

          (c) There shall not have been, since March 31, 1997, any change in or effect on Metzler's assets, financial position, operating results, client or employee relations or business prospects which results or may reasonably be expected to result, in a Metzler Adverse Effect;

          (d) Acquisition and Metzler shall have delivered to the Company and the Shareholders a certificate signed by an officer of Acquisition and Metzler to the effect that each of the conditions specified above in Sections 4.2(a),
(b) and (c) are satisfied in all respects;

          (e) Acquisition shall have delivered to the Company and the Shareholders (i) a copy of the text of the director and stockholder resolutions by which the corporate action on the part of Acquisition necessary to approve this Agreement and the Merger were taken, certified by Acquisition's corporate secretary, and (ii) an incumbency certificate signed by an officer of Acquisition certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

          (f) Metzler shall have delivered to the Company and the RMI Shareholders (i) a copy of the text of the director resolutions by which the corporate action on the part of Metzler necessary to approve this Agreement, the Share Purchase and the Merger were taken, certified by Metzler's corporate secretary, (ii) an incumbency certificate signed by an officer of Metzler certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;
(iii) certificates representing shares of Metzler Common and payment for fractional interests to be delivered in accordance with Section 2.8; and (iv) payment for the Purchased Shares in accordance with Sections 2.8 and 2.1(a).

          (g) Metzler and Acquisition shall have executed the Registration Agreement and at the Effective Time the Registration Agreement shall be in full force and effect;

          (h) Metzler, the Escrow Agent and each of the Shareholders shall have entered into the Escrow Agreement, and as of the Effective Time, all deposits required under the Escrow Agreement shall have been made, and the Escrow Agreement shall be in full force and effect;

          (i) The Company and the RMI Shareholders shall have received an opinion from Sachnoff & Weaver, Ltd., with respect to the matters set forth in Exhibit F attached hereto, addressed to them and dated as of the Effective Time;

          (j) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, to which any of the Parties is a party which would prevent or inhibit the consummation of the transaction contemplated hereby or seek to impose any liability on any Party as a result of the consummation of the Merger, and all necessary regulatory approvals shall have been obtained;

          (k) Metzler shall have issued options to purchase shares of Metzler Common, to the Company employees and in the respective amounts indicated on
Schedule 4.2(k) to this Agreement; and

          (l) All actions and proceedings hereunder and all documents and other papers required to be delivered by Acquisition and Metzler hereunder or in connection with consummation of the transactions contemplated hereby and all other related matters shall have been approved by from Downey, Brand, Seymour & Rohwer LLP, counsel to the Company, as to their form or substance.

     Each of the Company and the Shareholders may waive, in whole or in part, any condition specified in this Section 4.2 if it executes a writing so stating at or prior to the Effective Time.

                           5.  ADDITIONAL AGREEMENTS

     5.1. Post-Merger Covenants. The Parties agree as follows with respect to the period following the Effective Time.

          (a) General. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Section 5.3).

          (b) Transition. For three years following the Effective Time, except upon the request or direction of Metzler or its Affiliates, none of the RMI Shareholders will take any action that primarily is designed or intended to have the effect of discouraging any client, supplier, contractor or other business partner or affiliate of the Company from maintaining the same business relationships with the Surviving Company after the Effective Time as it maintained with the Company prior to the Effective Time. From and after the Effective Time, for three years following the Effective Time, each of the RMI Shareholders will refer all inquiries by current or former clients (as of the Effective Time) of the Company relating to the Company's business to Metzler or its Affiliates, including the Surviving Company.

     (c) Confidentiality. Each of the RMI Shareholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information (except, as applicable, in direct furtherance of such RMI Shareholder's duties on behalf of the Surviving Corporation as directed by the Surviving Corporation or Metzler) and shall deliver promptly to the Surviving Corporation or destroy, at the request and option of the Surviving Corporation, all tangible embodiments (and all copies) of the Confidential Information which are in such RMI Shareholder's possession. In the event that any of the RMI Shareholders is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such RMI Shareholder will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this
Section 5.1(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the RMI Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such RMI Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing RMI Shareholder shall, upon the request of Metzler or the Surviving Corporation and at their expense, exert all reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company or Metzler shall reasonably designate.

     (d) Transfer of Metzler Common.

         (i) The Shareholders hereby acknowledge and agree that the Metzler Common may not be transferred except pursuant to (a) a registered offering under the Securities Act (in which case all transfers shall be made in accordance with all applicable provisions of the Registration Agreement), (b) the Commission's Rule 144 (or any similar rule or rules then in force) if available, or (c) subject to the conditions specified in subparagraph (ii) below, any other legally available means of transfer.

         (ii) In connection with the transfer of any Metzler Common
     (other than a transfer pursuant to a registered public offering), the holder thereof shall deliver written notice to Metzler describing in reasonable detail the transfer or proposed transfer, together with an opinion of securities counsel (with such opinion and such counsel being satisfactory to Metzler) to the effect that such transfer of Metzler Common may be effected without registration of such Metzler Common under the Securities Act or any applicable state securities law. In addition, if the holder of Metzler Common delivers to Metzler such an opinion that concludes that no subsequent transfer of such Metzler Common will require registration under the

     Securities Act or any applicable state securities law, Metzler shall promptly upon such contemplated transfer deliver new certificates for such Metzler Common which do not bear the restrictive legend set forth in this Section 5.1(d). If Metzler delivers new certificates for such Metzler Common bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Metzler in writing its agreement to be bound by the conditions contained in this Section.

          (iii) Each of the Shareholders hereby agrees that such Shareholder will not (A) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code or prevent the Merger and transactions contemplated hereby from being accounted for as a pooling of interests under generally accepted accounting principles or (B) sell, issue, grant or sell options or other rights against, lend, or otherwise transfer or dispose of any shares of Metzler Common obtained hereunder in violation of Rule 145 under the Securities Act. Without limiting the generality of the foregoing, each of the Shareholders who is an Affiliate of the Company agrees that such Shareholder will not sell, transfer or otherwise dispose of any Metzler Common issued to such Shareholder in the Merger until Metzler has published financial results including at least thirty
     (30) days of combined operations with the Surviving Corporation (the period of prohibition being referred to as the "LOCK-UP PERIOD").

     (e) Transaction-Related Tax Matters. Metzler agrees that it will not take any action that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     5.2. Waiver and Release. Each RMI Shareholder, on behalf of himself and his heirs, executors, administrators, successors and assigns (with respect to each RMI Shareholder, the "RELEASING PARTIES"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each and all of the Company, the Company's shareholders, directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns ("RELEASED PARTIES") with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, state or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing ("RELEASED CLAIMS"). Each RMI Shareholder further represents and warrants that he has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. This Section 5.2 shall not apply to any of the following: (a) claims for salaries and benefits accrued in the Ordinary Course of Business through the Effective Time under the express terms of the Company's written benefit plans, (b) claims against either Metzler or Acquisition for indemnification pursuant to Section 5.3(d) herein, to the extent applicable or (c) claims for indemnification under the Company's Articles of Incorporation and By-Laws (in existence up to the Effective Time), or as provided by operation of law in their capacities as employees of the Company, arising from either claims listed on the RMI Disclosure Schedule or for post-closing claims based on pre-closing acts.

     5.3. Indemnification.
          (a) Survival Periods Generally. All of the representations and warranties of the RMI Shareholders contained in Sections 3.1 and 3.2 (the "RMI REPRESENTATIONS"), and those of Metzler contained in Section 3.3 (the "METZLER REPRESENTATIONS"), shall survive the consummation of the Merger (regardless of any Knowledge or investigation of Metzler, Acquisition or the Surviving Corporation, as to the RMI Representations, and of the RMI Shareholders, as to the Metzler Representations) and shall continue in full force and effect for the lesser of (i) one year after the Closing, or (ii) the issuance of the first independent audit report on the combined enterprise following the consummation of the business combination (the "SURVIVAL PERIOD"), provided however, that the representations in Section 3.2(o) with regard only to the Litigation shall continue in full force and effect through the final resolution of all of the Litigation. All covenants of the Parties in this Agreement shall survive the consummation of the Merger and shall continue in full force thereafter.

          (b) Indemnification by the Shareholders. Subject to Section 5.3(c), each of the Shareholders shall jointly and severally indemnify, defend and hold Metzler and the Surviving Corporation, and each of their directors, officers, employees and agents (collectively, the "ACQUIRING PARTIES") harmless, from and against the entirety of any Adverse Consequences any of the Acquiring Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences any of the Acquiring Parties may suffer after the end of any applicable Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by:
(i) any breach or inaccuracy of any representation or warranty of the RMI Shareholders or the Company in this Agreement or in the schedules or certificates delivered by them in connection herewith (excluding the representations and warranties set forth in Section 3.1 made by the Shareholders (the "SHAREHOLDER INDIVIDUAL REPRESENTATIONS")); (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Shareholders or the Company set forth in this Agreement; (iii) without limiting the generality of the foregoing, any claim by any Person asserting any ownership interest in or rights to acquire any capital stock of the Company, to the extent such ownership interest or rights are not set forth on Section 3.2(d) of the RMI Disclosure Schedule; or (iv) the costs and expense of defending any action, demand or claim by any third-party against or affecting any of the Acquiring Parties which, if true or successful, would give rise to a breach of any of the representations, warranties or covenants of the Company or the RMI Shareholders, even if such action, demand or claim ultimately proves to be untrue or unfounded. Subject to Section 5.3(c), each Shareholder shall, severally (in accordance with their respective Pro Rata Percentages) and not jointly, indemnify, defend and hold the Acquiring Parties harmless, from and against the entirety of any Adverse Consequences any of the Acquiring Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences any of the Acquiring Parties may suffer after the end of any applicable Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by any breach or inaccuracy of any of the Shareholder Individual Representations made by such Shareholder or any covenants made by such Shareholder in this Agreement. All Adverse

Consequences for which the Acquiring Parties are entitled to seek indemnification under this Agreement are referred to herein as "METZLER INDEMNIFIABLE LOSSES."

          (c) Certain Limits On and Provisions Relating to Shareholders' Indemnification. The obligation of the Shareholders to indemnify and defend the Acquiring Parties under any provision of this Agreement shall be subject to the following:

              (i) the aggregate liability of each Shareholder hereunder with respect to all Metzler Indemnifiable Losses shall be satisfied solely by recourse to the Escrow Fund, and shall otherwise be without recourse to such Shareholder;

              (ii) no Shareholder will have any obligation to indemnify or defend the Acquiring Parties from and against any Metzler Indemnifiable Losses (other than those arising (x) under Section 5.3(b)(iii) or (y) out of a breach of any RMI Shareholder Individual Representations) until the Acquiring Parties have suffered such aggregate Metzler Indemnifiable Losses in excess of $500,000.00 (at which point the Shareholders will be obligated to indemnify and defend the Acquiring Parties from and against all Metzler Indemnifiable Losses relating back to the first dollar); and

              (iii) no Shareholder shall have any obligation to indemnify or defend the Acquiring Parties from and against any Metzler Indemnifiable Losses arising out of the breach of any of the RMI Representations, unless the Acquiring Parties make a written claim within the Survival Period with respect to the breach which gives rise to such Metzler Indemnifiable Losses.

          (d) Matters Involving Third Parties.

              (i) If any third party shall notify any Party (the
          "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party can demonstrate it is damaged thereby.

              (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within fifteen (15) business days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the

          Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this
          Section 5.3, (B) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder with respect thereto, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the conditions set forth in Section 5.3(d)(ii) are and remain satisfied, then (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 5.3(d)(ii), (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, and (E) the Indemnified Party shall, at the Indemnifying Party's reasonable request and at the Indemnifying Party's expense, cooperate in the defense of the matter. In the event that the conditions in Section 5.3(d)(ii) are not or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim.

          (e) No Contribution. None of the Shareholders shall have any right of contribution against the Surviving Corporation with respect to any Indemnifiable Losses.

     5.4. Dispute Resolution Regarding Indemnification. In the event that any dispute should arise among the Parties with respect to any claims under this Agreement (including Section 5.3) the Parties shall first use their best efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within thirty (30) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 5.5 hereof.

     5.5. Arbitration.

          (a) Either Metzler or the Shareholders' Representative may submit any matter referred to in Subsection 5.3 hereof and any other dispute arising under this Agreement to binding arbitration by notifying the other party hereto, in writing, of such dispute and submission.

          (b) Either party requesting arbitration shall serve a written demand for arbitration on the other party in the manner specified in Section 5.5(f). The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. Each party shall have the right to be represented by counsel and shall have the right to full documentary discovery.

          (c) Except as specifically provided herein, the arbitration shall be conducted by and in accordance with the commercial rules of JAMS/Endispute, and the arbitrator's ruling shall be in accordance with law and the terms of this Agreement. The arbitrator shall not have the power to amend this Agreement in any respect.

          (d) No later than twenty (20) calendar days after a demand for arbitration is served, the Parties shall jointly select and appoint a single, disinterested individual to act as the arbitrator. In the event that the Parties do not agree on the selection of an arbitrator, JAMS/Endispute shall select an arbitrator from its panel, from a short list of 5 to 10 names, as to which each party shall have two preemptory challenges. The panel proposed and the arbitrator chosen shall in any case possess experience relevant to disputes relating to consulting and other personal services businesses and the acquisitions of private businesses. Any arbitrator designated hereunder shall not now or in the three years preceding such arbitration be an employee, consultant, officer, director or shareholder of any party hereto or any Affiliate of any Party to this Agreement or have now or in the three years preceding such arbitration any business relationship with any party hereto or any Affiliate of any party hereto.

          (e) No later than ten (10) calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than thirty (30) calendar days after the arbitrator is appointed and shall continue from day to day until completed.

          (f) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (d) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties; provided, that the arbitrator may not award any punitive damages. All rulings of the arbitrator shall be in writing, shall set forth the basis for the decision and shall be delivered to the Parties.

          (g) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration and the disputed issues with respect thereto. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration. For purposes hereof, a party seeking payment of any amount in arbitration shall be deemed to be the prevailing party if it is determined that such party is entitled to receive at least 51% of the payment initially claimed by it to be due to such party in such arbitration, and the other party from which such payment is sought shall be deemed to be the "prevailing party" if the other party is not so deemed to be the prevailing party.

          (h) Any arbitration pursuant to this Subsection 5.5 shall be conducted in the Counties of Cook or Lake, State of Illinois. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Illinois and the United States District Court for the Northern District of Illinois, at Chicago, for purposes of the enforcement of any arbitration award.


     5.6. Miscellaneous.

          (a) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation, including any disclosures made necessary by Metzler's status as a public company (in which case the disclosing Party will advise the other Party prior to making the disclosure) and shall insofar as may be practicable reflect on such disclosure substantially all reasonable comments of the other Parties.

          (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes the letter of intent between Metzler and the Company dated May 30, 1997.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party's rights, interests, or obligations hereunder without the prior written approval of the other Parties.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three
(3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

  If to the Company:                       With a Copy To:
  -----------------                        --------------

  Resource Management International, Inc.  Downey, Brand, Seymour & Rohwer LLP
  3100 Zinfandel Drive, Suite 600          Suite 1000, 555 Capitol Mall
  Sacramento, CA 95670                     Sacramento, CA 95814
  Fax: (916) - 852-1073                    Fax: ( 916) 441-4021
  Attn: Lloyd H. Harvego                   Attn: D. Steven Blake


  If to the Shareholders, c/o              With a Copy To:
  ---------------------------              --------------
  Shareholders' Representative:
  ----------------------------

  Resource Management International, Inc.  Downey, Brand, Seymour & Rohwer LLP
  3100 Zinfandel Drive, Suite 600          Suite 1000, 555 Capitol Mall
  Sacramento, CA 95670                     Sacramento, CA 95814
  Fax: (916) - 852-1073                    Fax: ( 916) 441-4021
  Attn: Lloyd H. Harvego                   Attn: D. Steven Blake

  If to Metzler or Acquisition:            Copy to:
  ----------------------------             -------

  The Metzler Group, Inc.                  Sachnoff & Weaver, Ltd.
  520 Lake Cook Road, Suite 500            30 South Wacker Drive - Suite 2900
  Deerfield, IL 60015                      Chicago, Illinois 60606
  Fax: (847) 914-9999                      Fax: (312) 207-6400
  Attn: President                          Attn: Barry S. Cain, Esq.



     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Metzler, the Company and RMI Shareholders holding (directly or through the Escrow Fund) an aggregate Pro Rata Percentage of Metzler Common of 75.0%. The Company may consent to any such amendment at any time prior to the Effective Time with the prior authorization of its board of directors; provided, however, that after the RMI Shareholders have approved the Merger, no amendment may be made which would have the effect of reducing the amount of Metzler Common into which any share of Company Stock will be converted in the Merger without the further approval of the Shareholders (or their legal representatives) holding a majority of the outstanding shares of Company Stock of all classes outstanding immediately prior to the Effective Time. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

     (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (j) Expenses. Except as otherwise explicitly provided in this Agreement, each of Metzler, the Company and the RMI Shareholders will bear his or its own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. The foregoing notwithstanding, if the Merger is consummated, then fees and disbursements of legal counsel incurred by the Company to effect the Merger shall be paid or reimbursed by the RMI Shareholders and shall not be paid or accrued by the Company or become post-Closing obligations of the Surviving Corporation.

     (k) Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term "include" and its derivatives shall have the same construction as the phrase "include, without limitation," and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (m) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

                                   * * * * *
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RMI ACQUISITION CO.                                  RESOURCE MANAGEMENT
                                                         INTERNATIONAL, INC.

By:        [SIG]                                     By:       [SIG]
   -----------------------                              ----------------------
Title: President                                     Title: President
      --------------------                                 -------------------

THE METZLER GROUP, INC.


By:       [SIG]
   -----------------------
Title:
      --------------------

THE SHAREHOLDERS:                COMPANY COMMON
----------------                 --------------
                         Number of              Number of
Name and Signature       Class A Shares         Class B Shares
------------------       --------------         --------------

Lloyd H. Harvego              1,337                   0
------------------
Lloyd H. Harvego


Ronald O. Nichols               321                   0
------------------
Ronald O. Nichols

Larry R. Gawlik
by Ronald O. Nichols,
Attorney in Fact                225                  25
------------------              ---                  --
Larry R. Gawlik

            TOTAL:            1,883                  25
                              =====                  ==


THE SELLING SHAREHOLDERS:
-------------------------

Richard W. Atwater
by Ronald O. Nichols,
Attorney in Fact                 22                   0
-------------------------
Richard W. Atwater


John C. Burke                     0                  30
-------------------------
John C. Burke


Richard Foltz                     0                  20
-------------------------
Richard Foltz


John S. Forman                    0                  20
-------------------------
John S. Forman


Herbert W. Greydanus
by Ronald O. Nichols,
Attorney in Fact                  0                  28
-------------------------
Herbert W. Greydanus


Maurice A. Kruth                 45                   0
-------------------------
Maurice A. Kruth


Robert A. Olson
by Ronald O. Nichols,
Attorney in Fact                 25                   0
-------------------------        --                   -
Robert A. Olson


            TOTAL:               92                  98
                                 ==                  ==


                                     54